Exhibit 10.1

    800 NICOLLET MALL, SUITE 900, MINNEAPOLIS MN 55402
Tel: 612 303-6000 | Tel: 800 333-6000 | Fax: 612 303-5050
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.
August 8, 2023

Kate Clune

Dear Kate,

On behalf of Piper Sandler & Co. ("Piper Sandler" or the "Company"), I am very pleased to confirm this conditional offer of employment to you.

At Piper Sandler, our people make the difference for our clients. We are proud of our 128-year legacy and our unique culture which, along with our commitment to our core values and our reputation for a client-first approach, straightforward advice, strategic advisory relationships and expert execution, continue to attract and retain the best and the brightest in this business.

Please allow me to detail the terms and conditions of our offer to you as set forth in this letter (the "Offer Letter"). This offer is conditional upon your satisfaction of the requirements of our background inquiries and certain other conditions set forth below.

I welcome and invite your questions at any time.

The terms of this offer are as follows:

Anticipated Start Date
We anticipate your start date (“Start Date”) to be November 13, 2023, or as soon thereafter as administratively possible or any garden leave or notice period has expired.

Primary Responsibility
You will be employed as Senior Vice President of Finance, reporting to Chad Abraham, Chief Executive Officer (or his successor) (the “CEO”). You will be appointed as Chief Financial Officer upon Tim Carter’s retirement.

Your primary work location will be our New York City office. From your Start Date through April 1, 2024, you agree to spend meaningful time (nearly on a weekly basis) in the Minneapolis office.

Base Salary
Piper Sandler has twenty-four (24) bi-monthly paydays, generally on the 15th and the last day of the month. We anticipate that your first payment will be the next available pay date after your anticipated Start Date. This is an exempt, salaried position. You will be paid each pay period for services provided based on an annualized salary of $500,000, prorated, less applicable taxes and other required or authorized withholdings.

2023 Total Compensation
For calendar year 2023, Piper Sandler agrees to pay you $2,750,000 in minimum total compensation, less applicable taxes and other authorized withholdings (“2023 Total Compensation”), so long as: (1) you are an employee and have not submitted a notice of resignation through the later of the date on which cash bonuses are paid and the date on which equity and mutual fund restricted share awards are made for calendar year 2023 (such date, the “2023 Bonus Payment Date”) or (2) Piper Sandler terminates your employment other than for “Cause” (as defined below) at any time prior to the 2023 Bonus Payment Date, and you execute a release agreement (without exercising any right of revocation under such agreement) in a form satisfactory to Piper Sandler.

Your 2023 Minimum Total Compensation of $2,750,000 will consist of the following:

•Any base salary paid to you by Evercore Inc. (hereinafter “Evercore”) in 2023, including while serving your notice period (aka on “garden leave”)
•Any base salary paid to you by Piper Sandler in 2023; and
•An incentive award granted in February 2024 that will be made up of 50% restricted cash and 50% equity.

The restricted cash portion of the incentive award will be issued on the 2023 Bonus Payment Date. If you tender your resignation in order to go to work for a “Talent Competitor”, as defined below, within two years of the 2023 Bonus Payment Date then you agree to pay the full amount of the restricted cash portion of the incentive award to Piper Sandler. “Talent Competitor” is defined for purposes of this Offer Letter as any

Kate Clune
August 8, 2023

corporation, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

One half of the equity award will take the form of restricted shares of Piper Sandler Companies common stock. The other half of the equity award will take the form of mutual fund restricted shares. The equity award and mutual fund restricted shares will be subject to the terms and conditions of the applicable plan of the Company and the agreement under which the awards are granted; such agreements will include the Company’s standard restrictive covenants to which you agree to be bound upon your acceptance of the award. The equity award and mutual fund restricted shares will vest ratably over a period of three years.

Restricted Cash Award Subject to Recovery upon Certain Terminations
You will receive a restricted cash award of $720,000, less applicable taxes and other required or authorized withholdings, within 15 days of your Start Date. If you provide notice of your intent to resign from your employment in order to go to work for a “Talent Competitor”, as defined above, within the 36-month period following your Start Date, then you agree that Piper Sandler shall recover the following amounts of the restricted cash award:

•$720,000 if you tender your notice of intent to resign within twelve months of your Start Date;
•$480,000 if you tender your notice of intent to resign between twelve and twenty-four months from your Start Date;
•$240,000 if you tender your notice of intent to resign between twenty-four and thirty-six months from your Start Date.

If your employment is terminated for Cause within the 36-month period following your Start Date, then you agree that Piper Sandler shall recover the full amount of the $720,000 restricted cash award.

Discretionary Equity Awards Upon Hire

A.In the event your employment by Piper Sandler results in the loss and/or forfeiture of equity compensation from Evercore, Piper Sandler will grant an equity award in the form of restricted stock with a value on the date of the award in the amount of $800,000. The number of shares will be determined by dividing this dollar amount by the closing price of one share of Piper Sandler Companies' common stock on the grant date of the restricted stock. These shares of restricted stock shall vest ratably over four years following the date of grant.

B.Piper Sandler will grant an equity award in the form of restricted stock with a value on the date of the award in the amount of $750,000. The number of shares will be determined by dividing this dollar amount by the closing price of one share of Piper Sandler Companies' common stock on the grant date of the restricted stock. These shares of restricted stock shall vest ratably on the second, third, and fourth anniversaries of the grant date.

The grant date for the equity awards is expected to be November 15th, or if your Start Date follows such date, the next 15th (or the first business day following the 15th) of the month following the quarterly Piper Sandler Companies' earnings release following your Start Date. The shares of restricted stock shall vest as long as you remain an employee of the Company through the applicable vesting dates. If your employment with the Company terminates, voluntarily or involuntarily, for any reason prior to the vesting dates, then the restricted stock shall cease vesting and the shares not vested as of the termination date shall be cancelled and returned to the Company. The limited exceptions to this are if your employment terminates because of your death or long-term disability (as defined in the Company’s long-term disability plan). The restricted stock will otherwise be subject to the terms and conditions of the applicable plan of the Company and the agreement attached hereto as Exhibit A.

Future Annual Bonus Opportunity: 2024 and Beyond
Piper Sandler knows that great people are its competitive advantage. Our total compensation program is structured to attract, motivate and retain talented, qualified contributors who help us serve our clients, create a quality work environment and deliver great results. It is our belief that along with great performance there should be an opportunity to share in the financial rewards of those efforts in the form of an annual bonus opportunity.

Whether a bonus is paid to you is subject to the discretion of the CEO and the Piper Sandler Companies Board of Directors. In exercising such discretion, they may consider factors including, but not limited to, the profitability of Piper Sandler and your individual performance. So long as you are an employee in good standing and have not

Kate Clune
August 8, 2023

submitted a notice of resignation at any time prior to and including the date on which bonuses are paid and/or equity awards are made for the calendar year, you are eligible to receive a bonus.

Bonus payments may be made in a mix of cash, restricted shares of Piper Sandler Companies common stock, and mutual fund restricted shares and are paid annually, generally in the month of February following the calendar year of performance. Any restricted shares of Piper Sandler Companies common stock or mutual fund restricted share grant will be subject to the terms and conditions of the agreement pursuant to which it is granted; such agreement may include additional restrictive covenants to which you agree to be bound upon your acceptance of the award. Piper Sandler reserves the right to adjust the compensation program at any time.

Corporate Orientation
You will be invited to attend Corporate Orientation, at which you will hear from your senior colleagues about our firm’s history, culture, diversity, business overviews, brand and attend business-specific meetings. You will receive an invitation and more details about Corporate Orientation after your Start Date. This Corporate Orientation may be virtual.

Benefits
You and any eligible family members will be offered a comprehensive and competitive benefits program including medical, dental, vision, employee and dependent life, short term and long-term disability, health care, dependent care and transportation reimbursement accounts, 401(k), employee assistance, tuition reimbursement, and more. You will be eligible to participate, in the majority of the benefits, on the first of the month following your date of hire. We are proud of the benefits we offer our employees and design them to give you the flexibility to fit your personal needs. You will receive your benefits enrollment materials shortly after your Start Date. Benefits questions can be directed to our HR Direct line at 612-303-6246 or 888-477-4737.

Time Off
As a Managing Director, you will be subject to Piper Sandler’s Personal Time Management ("PTM") program. While the PTM program does not specifically allocate a prescribed amount of vacation or sick time, we expect that you will take a reasonable and appropriate amount of time off that is consistent with your individual needs, your personal workflow and the demands of your position and our business environment.

In addition to the PTM program, you are eligible to take each of the 10 paid holidays that Piper Sandler offers per calendar year.

Registration Requirements
Your offered position requires you to be licensed as a condition of your continued employment. Our records indicate you currently hold the following required FINRA licenses: Series 7, 24, 63 and 99. It is our expectation that you take all the necessary means to maintain your active status for all the required registrations for this position.

In addition, you agree to obtain your Series 27 license.

The Company will notify you if these requirements change in the future and you agree to take all the necessary means to obtain any required registrations.

Other Important Disclosure Notices
You agree that we did not and do not suggest or encourage you to violate the terms or conditions of any employment agreement under which you may be working, and, in fact, we explicitly discourage you from doing so.

You warrant and represent that prior to you or the Company executing this Offer Letter you have provided the Company with a copy of any agreement regarding a notice period (aka “garden leave”), non-competition, non-solicitation of clients and non-solicitation of employees to which you are or are arguably subject (“Restrictive Covenants”). Your Start Date is scheduled to occur following the expiration of your notice period. You warrant and represent that you are not subject to any post-termination provisions or agreements that will interfere or impact your ability to commence employment with Piper Sandler effective immediately or impact your ability to fully perform your job duties as a Piper Sandler employee on your Start Date. This offer of employment and any continuing employment is conditioned on the accuracy of this warranty and representation. For the avoidance of doubt, a misrepresentation (whether willful or negligent) would constitute a basis to rescind this Offer Letter and/or terminate your employment for Cause.

In addition, you warrant and represent to the Company that prior to your first day of work, you will have returned any confidential, proprietary or trade secret information belonging to any prior employer and that you will not use such information in your employment with Piper Sandler.

Kate Clune
August 8, 2023

Notice of Intent to Resign
You agree to abide by Piper Sandler’s notice period policy in effect at the time you become subject to it. The policy currently requires that as a member of the Company’s Leadership Team must provide Piper Sandler with 90 days written notice of your intent to resign from your employment voluntarily. The length of the Notice Period is subject to change and by accepting employment with Piper Sandler, you agree you will be subject to any such changes. During the Notice Period you will continue to be an employee of Piper Sandler and may be required to continue to perform certain job responsibilities and/or transition your responsibilities. You will continue to receive your base salary and will participate in all benefit plans corresponding to an employee at your level. Piper Sandler may require, in its sole discretion, that you not come to work during the Notice Period. In no event, however, may you, directly or indirectly, perform services for any other employer during the Notice Period. Any violation of the Notice Period shall result in the forfeiture of any unvested stock grants, equity awards and any eligibility for severance pay. By signing this Offer Letter, you voluntarily elect to accept employment with Piper Sandler and all the benefits associated with it, and specifically acknowledge and agree that the Notice Period policy is fair and reasonable and to abide by the notice period associated with your current title and any title you may hold in the future.

Termination for Cause by the Company
The Company may terminate your employment at any time for Cause, as defined below. Upon such termination, you: (i) shall forfeit all rights to further payments of Base Salary and bonus, other than any Base Salary that has accrued through the date of termination, but has not yet been paid; (ii) shall forfeit all rights to any unvested equity awards; (iii) shall be subject to any rights of recovery by the Company of restricted cash awards as described above; (iv) shall be entitled to reimbursement for all unpaid reasonable expenses, which accrued prior to notice of termination; and (v) shall receive such benefits as provided under the governing terms of any applicable benefit plan.

Cause
For purposes of this Agreement, “Cause” means (i) your continued failure to substantially perform your duties with the Company or an Affiliate after written demand for substantial performance is delivered to you; you shall be provided 30 days to attempt to remedy the deficiencies identified by the Company or an Affiliate in its written demand; (ii) your conviction of a felony; (iii) your commission of a felony or engaging in other misconduct that the Company determines in its sole discretion impairs your ability to perform your duties with the Company or an Affiliate, and/or results in negative or otherwise adverse publicity for the Company or an Affiliate; (iv) your violation of any policy of the Company or an Affiliate that the Company, in its sole discretion, deems material; (v) your violation of any securities law, rule or regulation that the Company, in its sole discretion, deems material; (vi) your engagement in conduct that, in the Company’s sole discretion, exposes the Company or an Affiliate to civil or regulatory liability or injury to its reputation; (vii) your engagement in conduct that would subject you to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder; or (viii) your gross or willful misconduct that the Company, in its sole discretion, deems material.

Non-Solicitation of Clients
You will be subject to a non-solicitation provision as follows. For 90 days following the termination of your employment for any reason, you agree that you will not directly or indirectly, solicit or assist in the solicitation of Piper Sandler’s investment banking, capital market, public finance, or institutional brokerage clients or prospective clients with whom you have had any contact in the 12 months preceding the termination of your employment. This provision will apply to any geographic area in which Piper Sandler (i) has engaged in business during your employment with Piper Sandler through deal transactions, merger and acquisition advisory services, marketing or otherwise, or (ii) has otherwise established its goodwill, business reputation or any client relations. You acknowledge and agree that this non-solicitation agreement is necessary to protect Piper Sandler’s legitimate business interests, and that the compensation that Piper Sandler has offered to you in this letter is sufficient consideration for this non-solicitation agreement. By signing this letter, you voluntarily elect to receive and accept the terms and conditions of this paragraph and acknowledge and agree that they are fair and reasonable under the circumstances.

Non-Solicitation of Employees
In consideration of your employment by the Company, you agree that during your employment and for the 12 month period following the effective date of the termination of your employment for any reason, you will not, directly or indirectly, alone or in concert with others, hire or attempt to hire any person who is, at the time of the termination of your employment, an employee, consultant or contractor of the Company or who was employed by or performed services for the Company during the 12 month period prior to the effective date of your termination. Nor will you during this period, directly or indirectly, encourage or induce to leave from the Company any employee, consultant or contractor of the Company or any employee, consultant or contractor who was employed by or provided services to the Company within the 12-month period prior to your termination. You acknowledge that the covenants provided for in this Paragraph are reasonable and necessary to protect the Company's legitimate business interests.

Confidential Information and Unfair Competition; Right to Report Possible Violations of Law
You recognize that any knowledge or information of any type whatsoever of a confidential nature relating to the business of Piper Sandler or any of its parents, subsidiaries or affiliates, including, without limitation, all types of trade

Kate Clune
August 8, 2023

secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization information, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by you. You further agree not to divulge to anyone (other than the Company or any of its affiliates or any persons employed or designated by such entities), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. You further agree that all such information, documents and records are and shall at all times remain the sole and exclusive property of Piper Sandler and at the cessation of your employment you shall not retain and shall return to the Company any tangible property, documents or like material assigned to you by the Company or prepared by you during your employment including all copies thereof. You acknowledge that your failure to comply with the provisions set forth herein would constitute unfair competition.

Nothing in this section or in any other provision of this Offer Letter prohibits you from reporting possible violations of state or federal law to any governmental agency or entity or any self-regulatory organization, including but not limited to the Securities and Exchange Commission, the Department of Justice, FINRA, or any other federal or state agency or Inspector General.

Remedies For Certain Breaches
You acknowledge and agree that the covenants and obligations with respect to the provisions titled Non-Solicitation of Clients, Non-Solicitation of Employees, Confidential Information and Unfair Competition (collectively, the "Restrictive Covenants") relate to special, unique and extraordinary services rendered by you to the Company and that the Company has provided valuable consideration to you in exchange for your agreement to be bound by the Restrictive Covenants. You further acknowledge and agree that a violation of any of the material terms of the Restrictive Covenants by you will cause the Company to suffer irreparable injury for which adequate remedies are not available at law and damages would be difficult to ascertain and speculative. Therefore, if you violate or threaten to violate any of the material terms of the Restrictive Covenants you agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the Restrictive Covenants. This relief is cumulative and in addition to any other rights and remedies the Company may have, whether at law or in equity.

Furthermore, you acknowledge and agree that in the event you violate the material terms of any of the Restrictive Covenants, you shall forfeit your right to any severance pay to which you may be entitled under the current Company plan or, if any such severance has been paid, you agree that you shall repay any such severance to the Company. In addition, you shall forfeit your right to any and all unvested restricted stock shares or other equity grants previously awarded to you and that you shall have no right, title or interest whatever in such shares or equity grants. This relief is cumulative and in addition to any further rights and remedies the Company may have at law or in equity, including without limitation, the right to seek repayment of any other compensation paid to you by the Company.

Outside Securities Accounts
Consistent with Piper Sandler policy, you agree to maintain all securities accounts in which you, your spouse, your minor children, or any person to whom you contribute material financial support, have a beneficial interest (beneficial interest includes control and/or any type of ownership interest) (“Employee-Related Accounts”), at a Piper Sandler approved firm.

Outside Business Activities
In addition, current regulations require you to disclose to us now, and at any time in the future, any outside business activities and/or outside employment, as well as any outside board affiliations of any public or private corporations. These disclosures will require written review and prior approval in order to continue these relationships or your employment with Piper Sandler.

Political Campaign Contributions
Certain political campaign contributions previously made by you have the potential to prohibit the Company from engaging in municipal securities activity for a multi-year period. This offer may be rescinded at the sole discretion of the firm if any political campaign contribution made by you would have the effect of subjecting the Company to a prohibition from engaging in municipal securities business pursuant to any rule of the Municipal Securities Rulemaking Board Rule, SEC or the CFTC.

Offer Letter Confidentiality
You agree to keep the existence and terms of this Offer Letter strictly confidential, except that you may disclose them to your attorney, accountants, tax advisors and immediate family members provided they agree to hold them strictly confidential.

Kate Clune
August 8, 2023

Income Taxes
Piper Sandler intends that the payments hereunder will not be treated as taxable income to you under the Internal Revenue Code until you actually receive them. The compensation arrangements outlined in this letter are intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code regarding deferred compensation, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

Please be reminded that Piper Sandler cannot guarantee any particular tax treatment or be responsible for any tax penalties you may incur. Although Piper Sandler may withhold from any amounts payable to you such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation, ultimately you are solely responsible for the payment of all applicable taxes with respect to your compensation. You acknowledge and agree that Piper Sandler hereby advises you to consult with your own attorney and tax advisor concerning all provisions of this Offer Letter, including all such provisions that are or may be subject to Section 409A of the Code.

Governing Law; Jurisdiction; Venue
You agree that any claim, controversy, or dispute arising out of or relating in any way to your employment with the Company or the terms of your employment shall be submitted for arbitration before the FINRA, subject to the Company's right to seek equitable relief from any court of competent jurisdiction in accordance with the provision below.

This Offer Letter shall be subject to, governed by and interpreted in accordance with, the laws of the State of Minnesota without regard to conflicts of law principles. You and the Company (i) irrevocably submit to the exclusive jurisdiction and venue of any state or federal court sitting in Minnesota, for the purposes of any suit, action or other proceeding arising out of or relating in any way to your employment with the Company and (ii) waive and agree not to assert in any such proceeding a claim that you or it is not personally subject to the jurisdiction of the court referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper.

Entire Agreement Between the Parties
This Offer Letter incorporates the entire agreement and understanding between you and Piper Sandler relating to your compensation. This Offer Letter replaces any prior agreements or understandings between you and Piper Sandler relating, in any way, to your compensation, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.

Severability
The invalidity of any one or more provisions of this Offer Letter or any part thereof shall not affect the validity of any other provision of this Offer Letter or part thereof. In the event that one or more provisions contained herein shall be held to be invalid, the Offer Letter shall be construed as if such invalid provisions are not a part of this Offer Letter. In addition, in the event that one or more of the Restrictive Covenants is not enforceable in accordance with its terms, you and the Company agree that such a provision shall be reformed to make it enforceable in a manner which provides the Company the maximum rights and protection permitted by law.

Employment Eligibility
Because the U.S. Immigration Reform and Control Act requires employers to verify employment eligibility for all new hires, commencement of your employment depends on the successful verification of eligibility within three (3) days of your Start Date. This form is commonly called an I-9. Please bring proper identification to your first day of employment, including but not limited to the following: U.S. Passport, Permanent Resident Card, or a valid Driver’s License, School I.D. card with photograph and a Social Security Card or original or certified copy of a birth certificate or valid work authorization document. For a complete list of acceptable documents, please contact HR Direct at 888-477-4737.

No Guarantee of Employment
This Offer Letter, nor any statement contained herein, is intended to and, in fact, does not modify the at-will employment relationship that will exist between you and Piper Sandler. You and Piper Sandler each retain the right to terminate the employment relationship, without notice, at any time, for any or no reason, to the terms of this Offer Letter governing the timing and consequences of termination of the employment relationship (which terms shall survive the termination of the employment relationship).

We are excited about the opportunity to work with you. If you have any questions, please do not hesitate to contact us.

Kate Clune
August 8, 2023

Sincerely,

/s/ Chad R. Abraham 8/15/23

I accept Piper Sandler’s offer of employment:

Signature: /s/ Kate Clune Date: 8/11/23
Kate Clune

Upon acceptance, please send the entire signed document to christine.esckilsen@psc.com

Original:    Human Capital
cc:    Accounting
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